UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 31, 2014

KOPIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
 Registrant's telephone number, including area code   (508) 870-5959

125 North Drive, Westborough, MA 01581
(Address of Principal Executive Offices) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2014, the Compensation Committee of the Board of Directors (the "Board") of Kopin Corporation (the "Company") approved the eighth amended and restated employment agreement (the "Employment Agreement") with Dr. John C.C. Fan, Chief Executive Officer of the Company, which became effective January 1, 2015 and terminates on December 31, 2017. Pursuant to the Employment Agreement, Dr. Fan will continue to be paid salary at the same annual rate, currently $525,000 per year, subject to the Board’s right to determine his salary and benefits for each subsequent year. In the event Dr. Fan is terminated by the Company without Cause (as defined in the Employment Agreement) other than by reason of disability, Dr. Fan dies or Dr. Fan resigns for Good Reason (as defined in the Employment Agreement) within twelve (12) months following a Change in Control (as defined in the Employment Agreement) or the parties do not extend or renew the Employment Agreement upon its expiration on comparable terms, Dr. Fan shall also be entitled to receive severance pay of $1.5 million, to be paid over a 24 month period following termination, $30,000 per year for 10 years following termination to cover medical expenses, and all unvested options to purchase the Company stock, all stock appreciation rights, all restricted stock awards and any other unvested compensation equity awards granted by the Company to Dr. Fan shall immediately vest. Dr. Fan is entitled to indemnification from claims made against him in connection with his service to the Company, to any affiliated entity of the Company and as a fiduciary of any employee benefit plan of the Company. In addition, the Company will reimburse Dr. Fan for legal expenses if he prosecutes a successful legal action against the Company to enforce the terms of the Employment Agreement unless he is not the prevailing party. Under the terms of the Employment Agreement Dr. Fan assigns all inventions and agrees to a covenant not to compete for a period of 12 months following termination.
The foregoing description of the material terms of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit with the Company’s Form 10-K for the 2014 fiscal year end.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated:	January 5, 2015	By:	/s/ Richard A. Sneider
Richard A. Sneider
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)